ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Elizabeth Barker
Scott Francis (918) 251-9121	(212) 896-1203
ebarker@kcsa.com

ADDvantage Technologies Group Announces Sale of Property in Broken Arrow, Oklahoma
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BROKEN ARROW, Oklahoma, October 15, 2018 –ADDvantage Technologies Group, Inc. (NASDAQ: AEY) today announced that it has signed an agreement to sell its property in Broken Arrow, Oklahoma, to Dave Chymiak, Board member and Chief Technology Officer of ADDvantage Technologies, for $5.0 million. The sale of the property is expected to close before the end of October. Proceeds from the sale of the property are intended to be used by the Company to pay off its remaining indebtedness of $2.5 million to Bank of Oklahoma, N.A., which matures on October 31, 2018.  Excess proceeds will be used to fund working capital of the Company and its subsidiaries.
The facility in Broken Arrow, Oklahoma, consists of the Company’s headquarters, additional offices, warehouse and a service center of approximately 162,500 square feet on ten acres. Upon closing of the sale, Tulsat, LLC, one of the Company’s subsidiaries, will enter into a ten year lease for the facility with Mr. Chymiak, which will enable the Company to continue to operate its headquarters and certain Cable TV segment operations out of the facility.

Joe Hart, CEO, said, “Selling the property will provide a cash injection that we will use to pay off our Bank of Oklahoma loans and allow us to continue executing on our growth strategy. We believe this is a financially prudent and necessary step, and since we will be able to continue to lease the facility uninterrupted, we are confident that this decision will not impact the Cable TV operations that are housed at the facility in Broken Arrow.”

About ADDvantage Technologies Group, Inc.

ADDvantage Technologies Group, Inc. (NASDAQ:  AEY) supplies the cable television (Cable TV) and telecommunications industries with a comprehensive line of new and used system-critical network equipment and hardware from a broad range of leading manufacturers. The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony. In addition, ADDvantage operates a national network of technical repair centers focused primarily on Cable TV equipment and recycles surplus and obsolete Cable TV and telecommunications equipment.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Texas, NCS Industries, ComTech Services, Nave Communications and Triton Datacom. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.